As filed with the Securities and Exchange Commission on June 3, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Castle Biosciences, Inc.
(Exact name of registrant as specified in its charter)
Delaware	77-0701774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
505 S. Friendswood Drive, Suite 401
Friendswood, Texas 77546
(866) 788-9007
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Derek J. Maetzold
President and Chief Executive Officer
Castle Biosciences, Inc.
505 S. Friendswood Drive, Suite 401
Friendswood, Texas 77546
(866) 788-9007
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Thomas A. Coll, Esq.
Karen E. Deschaine, Esq.
Phillip S. McGill, Esq.
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6000
From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS
1,282,045 Shares

Common Stock
This prospectus relates to the potential resale from time to time of up to an aggregate of 1,282,045 shares of our common stock (the “Resale Shares”) by the selling stockholders identified in this prospectus. The Resale Shares consist of (i) 699,047 shares of our common stock (the “Closing Shares”) that were issued directly to the selling stockholders at the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 4, 2022, by and among us, Acorn Merger Sub, Inc., AltheaDx, Inc. (“AltheaDx”) and Fortis Advisors LLC (the “Securityholders’ Agent”); (ii) 64,840 shares of our common stock (the “Escrow Shares”) that have been deposited into escrow with PNC Bank, National Association (“PNC”) under the terms of an escrow agreement to support the indemnification obligations of former AltheaDx stockholders under the Merger Agreement; and (iii) up to 518,158 shares of our common stock (the “Earnout Shares”) that may become issuable to the selling stockholders as milestone payments pursuant to the terms of the Merger Agreement, contingent upon the achievement of certain commercial and regulatory milestone events relating to the years ended December 31, 2022, 2023 and 2024, and based upon certain assumptions as to the maximum number of shares issuable as Earnout Shares.
The Closing Shares and Escrow Shares are currently issued and outstanding. The Escrow Shares have been deposited into an escrow account maintained by PNC for our benefit to secure the payment of indemnification obligations of the selling stockholders and will only be released to the selling stockholders upon the delivery of joint written instructions by us and the Securityholders’ Agent pursuant to the escrow agreement. The number of Resale Shares covered by this prospectus assumes that all of the Escrow Shares will ultimately be released to the selling stockholders. The actual number of Escrow Shares that may be issued to the selling stockholders, if any, could be materially less than the number of shares covered by this prospectus to the extent that some or all of the Escrow Shares are forfeited to satisfy claims for indemnification pursuant to the Merger Agreement.
The Earnout Shares have not been earned or issued as of the date of this prospectus, and may never be issued. We have calculated the number of Earnout Shares based on certain assumptions, including that all commercial and regulatory milestone events specified in the Merger Agreement will be achieved. The actual number of Earnout Shares issued, if any, to the selling stockholders identified in this prospectus could be materially less than the number of shares covered by this prospectus and depends on (i) whether and to what extent the applicable future milestone events are achieved, (ii) the stock price used to determine the actual number of Earnout Shares payable upon the achievement of each milestone event and (iii) a limitation in the Merger Agreement which provides that the number of shares issuable as consideration pursuant to the Merger Agreement may not exceed 4.99% of the number of outstanding shares of our common stock as of the date of the Merger Agreement. In the event a number of shares in excess of this 4.99% limit would otherwise be issuable as consideration pursuant to the Merger Agreement, each selling stockholder will receive a pro rata reduction of their portion of the Earnout Shares. This presentation is not an indication or prediction of whether any of the future milestone events will be achieved, the future market price of our common stock or the number of Earnout Shares actually issued.
We are not selling the Resale Shares or any other shares of our common stock under this prospectus and will not receive any of the proceeds from any sale of the Resale Shares by the selling stockholders.
You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.
The selling stockholders may offer and sell the Resale Shares described in this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell the Resale Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. We are paying the cost of registering the Resale Shares as well as various related expenses. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Resale Shares, or interests therein. We provide more information about how the selling stockholders may sell or otherwise dispose of the Resale Shares in the section entitled “Plan of Distribution” beginning on page 14 of this prospectus.
Our common stock is listed on the Nasdaq Global Market under the symbol “CSTL.” On June 2, 2022, the last reported sales price of our common stock was $20.77 per share.
An investment in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties referred to under the heading “Risk Factors” beginning on page 6 of this prospectus and under any similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is June 3, 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this registration statement, the selling stockholders may sell from time to time the common stock described in this prospectus in one or more offerings or otherwise as described in the section entitled “Plan of Distribution” beginning on page 14 of this prospectus.
We have not, and the selling stockholders have not, authorized anyone to provide you with information other than the information contained in, or incorporated by reference into, this prospectus and any related prospectus supplement. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information contained in this prospectus and any prospectus supplement is accurate only as of the date on the front of this prospectus or the prospectus supplement, as applicable, and that any information incorporated by reference into this prospectus or any prospectus supplement is accurate only as of the date given in the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since any such dates.
All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.
References in this prospectus to “Castle,” the “Company,” “we,” “us” and “our” refer to Castle Biosciences, Inc., together with its subsidiaries.
We use Castle, Castle Biosciences, the Castle logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should carefully read the entire prospectus, any prospectus supplement and any related free writing prospectus, including the section entitled “Risk Factors” contained in this prospectus, any prospectus supplement or any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, any prospectus supplement or any related free writing prospectus, including our consolidated financial statements and the related notes, and the exhibits to the registration statement of which this prospectus is a part.
Overview
Castle Biosciences is improving health through innovative tests that guide patient care. For the diseases that our portfolio of tests cover, we believe the traditional approach to developing a treatment plan for cancers and other diseases using clinical and pathology factors alone is inadequate and can be improved by incorporating the personalized information our diagnostic and prognostic tests provide.
We currently market five proprietary multi-analyte assays with algorithmic analysis designed to answer clinical questions in dermatologic cancers, uveal melanoma (“UM”) (a rare cancer of the eye) and Barrett’s esophagus (“BE”). We also have a pharmacogenomic test to guide optimal drug treatment for patients suffering from depression, anxiety and other mental health conditions following our acquisition of AltheaDx in April 2022, as discussed below. Our revenue is primarily generated by our DecisionDx®-Melanoma risk stratification test for cutaneous melanoma, a deadly skin cancer, and our DecisionDx®-UM risk stratification test for UM.
The foundation of our business is our dermatologic cancer franchise, and our lead product is DecisionDx-Melanoma, a proprietary risk stratification gene expression profile (“GEP”) test that predicts the risk of metastasis or recurrence for patients diagnosed with invasive cutaneous melanoma. In the management of melanoma, as with nearly all diseases, treatment plans are directed by patient risk-stratification. This test has two distinct, complementary clinically actionable uses. The first revolves around predicting the likelihood of having a sentinel lymph node (“SLN”) negative biopsy result so that physicians and patients can discuss the risk and benefit of undergoing the SLN biopsy (“SLNB”) surgical procedure. The second use is to inform the appropriate treatment plan during the initial five years post-diagnosis, regardless of the decision to undergo or avoid invasive SLNB surgery. In a typical year, we estimate approximately 130,000 patients are diagnosed with invasive cutaneous melanoma in the United States. We launched DecisionDx-Melanoma in May 2013. Based on the substantial clinical evidence that we have developed, we have received Medicare coverage for DecisionDx-Melanoma, which represents approximately 50% of the addressable patient population for this test.
On August 31, 2020, we commercially launched our cutaneous squamous cell carcinoma (“SCC”) proprietary GEP test, DecisionDx®-SCC, for use in patients with one or more risk factors (also referred to as “high-risk” SCC). On November 2, 2020, we commercially launched our proprietary GEP test for difficult-to-diagnose melanocytic lesions, DecisionDx® DiffDx™-Melanoma, for use in patients with a melanocytic lesion and uncertainty related to the malignancy of the lesion. We believe that these two additional skin cancer tests address areas of high clinical need in dermatological cancer and, together, represent an estimated addressable population of approximately 500,000 patients in the United States.
We further expanded our commercially available dermatologic portfolio in May 2021 when we acquired Myriad myPath, LLC from Myriad Genetics, Inc. for a cash purchase price of $32.5 million. myPath Melanoma is a clinically validated GEP test that addresses the same unmet clinical need as our DecisionDx DiffDx-Melanoma test. Today, we offer both our myPath Melanoma test and our DecisionDx DiffDx-Melanoma test under an offering that we refer to as our comprehensive diagnostic offering of molecular testing solutions. By offering both of these tests in a single offering, we believe we have demonstrated the ability to improve the test result performance for patients with difficult-to-diagnose melanocytic lesions.
In 2021, we announced the launch of our innovative pipeline initiative to develop a genomic test aimed at predicting response to systemic therapy in patients with moderate to severe psoriasis, atopic dermatitis and related inflammatory skin conditions. In the United States alone, there are approximately 18 million patients diagnosed with psoriasis and atopic dermatitis. Approximately 450,000 of these patients annually are eligible for systemic therapies. If successful, this inflammatory skin disease pipeline test has the potential to add approximately $1.9 billion to our current estimated U.S. total addressable market (“TAM”). In 2021, we initiated a 4,800 patient, prospective, multi-center clinical study to develop and validate this pipeline test and have 52 committed sites and approximately 146 patients enrolled. Based upon our current development and validation timelines, we expect to have initial validation and development data in 2023 and to commercialize this pipeline test by the end of 2025.
In addition to our dermatologic franchise, we also market a test for patients diagnosed with UM. DecisionDx®-UM is a proprietary, risk stratification GEP test that predicts the risk of metastasis for patients with UM. We believe DecisionDx-UM is the standard of care in the management of newly diagnosed UM in the majority of ocular oncology practices in the United States. We launched DecisionDx-UM in January 2010. Based on the substantial clinical evidence that we have developed, we have received Medicare coverage for DecisionDx-UM, which represents approximately 50% of the addressable patient population for this test.
In December 2021, we extended our commercial portfolio of proprietary tests into the gastroenterology market through our acquisition of Cernostics, Inc. and the TissueCypher® platform. The TissueCypher platform focuses on unlocking, in the case of the initial test for use in patients with BE, the importance of the location of the expression of proteins or lack thereof within the morphology of the disease (also known as spatialomics). This “spatialomic” information is then interpreted using artificial intelligence approaches to predict the likelihood of progression to high-grade dysplasia and/or esophageal cancer in patients with non-dysplastic, indefinite or low-grade dysplasia BE. We believe the addition of expertise in the spatialomics area positions us for continued growth and success in the diagnostics space, complementing our first-to-market dermatologic franchise and our proprietary test for UM.
As discussed in “Selling Stockholders” below, on April 26, 2022, we completed our acquisition of AltheaDx, a commercial-stage molecular diagnostics company specializing in the field of pharmacogenomics (“PGx”) testing services that are focused on mental health, and the provider of IDgenetix, a PGx test for mental health conditions. At closing, $65.0 million in initial consideration was payable by us to AltheaDx security holders, which consisted of $32.5 million in cash, subject to adjustments for cash, debt, transaction expenses and working capital, and $32.5 million in shares of our common stock. Further, up to an additional $75.0 million in cash and common stock may become payable in connection with the achievement of certain commercial and regulatory milestone events relating to the years ending December 31, 2022, 2023 and 2024. This acquisition enables us to offer a testing solution that we believe has the potential to accelerate our impact on patient care in an area of high unmet clinical need, significantly expand our in-market estimated U.S. TAM by approximately $5.0 billion and offer incremental value to patients and clinicians over the standard of care trial-and-error approach. A randomized controlled trial showed that patients diagnosed with depression, who were assessed with the IDgenetix test, showed a 2.5 times improvement in remission rates compared to those who did not have their genes tested.
Risk Factors Summary
Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, and other risks and uncertainties that we face, are set forth below under the heading “Risk Factors” contained in this prospectus, any prospectus supplement or related free writing prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.
Risks Related to our Financial Condition
•	We rely upon a small number of third-party payors for a significant portion of our revenue.
•	Our method of recognizing revenue may not reflect our underlying business.
•	We have incurred significant losses since inception, and we may never achieve profitability.
•	We are an early, commercial-stage company and have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.
•	Our financial results could fluctuate in the future, causing the market price of our stock to decline substantially.
•	If our internal control over financial reporting is ineffective, we may not be able to accurately report our financial results or file our periodic reports in a timely manner.
•	We may need to raise additional capital to commercialize new products, to expand operations or to fund existing operations.

Risks Related to our Business
•	Our revenue heavily relies upon the sale of a single product and our current or future products may not achieve or maintain significant commercial market acceptance.
•	We have been, and may continue to be, adversely impacted by the COVID-19 pandemic, which has, at times, caused decreased test report volume.
•	Billing for our products is complex and we require substantial time and resources to collect payment.
•	We rely on third parties for sample collection, preparation and delivery.
•	A depletion or loss of our sample database could significantly harm our business.
•
If our primary clinical laboratory facility becomes damaged or inoperable or we are required to vacate our existing facility, our ability to conduct our laboratory work for our commercial products and pursue our research and development efforts may be jeopardized.

•	New product development is lengthy and complex and our revenues could be limited if we are unable to increase and support adoption of our products by both physicians and other healthcare providers.
•
We rely on limited or sole suppliers for some of the reagents, equipment, chips and other materials used by our products, and we may not be able to find replacements or transition to alternative suppliers if these suppliers are unable or unwilling to continue providing these materials.

•	The sizes of the addressable markets for our current and future products have not been established with precision and may be smaller than we estimate.
•	The diagnostic testing industry is subject to rapid change, which could make our current or future products obsolete.
Risks Related to Reimbursement and Government Regulation
•
We currently have limited reimbursement coverage for our lead product, DecisionDx-Melanoma, and if third-party payors, including government and commercial payors, do not provide sufficient coverage of, or adequate reimbursement for, our products, our commercial success, including revenue, will be negatively affected.

•
We conduct business in a heavily regulated industry and failure to comply with regulatory requirements, including those established by the Centers for Medicare & Medicaid Services, and the U.S. Food and Drug Administration or changes in enforcement discretion for laboratory developed tests could harm our business.

•	Data from our clinical studies may change materially, which could harm our business.
•	Changes in healthcare policy, statutes or regulations, or our ability to comply with applicable healthcare requirements, could have a material adverse effect on our business and operations.
Risks Related to Intellectual Property
•	If we are unable to obtain and maintain sufficient intellectual property protection for our technology, our ability to successfully commercialize our products may be impaired.
•	Our commercial success depends significantly on our ability to operate without infringing upon the intellectual property rights of third parties.
•	We rely on information technology systems that we license from third parties and other royalty-bearing license agreements.
Risks Related to Employee Matters and Managing Growth and Other Risks Related to Our Business
•	We are highly dependent on the services of our key personnel, including our President and Chief Executive Officer.
•
Our employees and any current or potential commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

•
We have, and may continue to, engage in strategic transactions, such as the acquisition of businesses, assets, products or technologies, which could be disruptive to our existing operations, divert the attention of our management team and adversely impact our liquidity, cash flows, financial condition and results of operations.

•	Our business may be negatively impacted by cybersecurity threats, natural disasters and public health crises.
•	Product or professional liability lawsuits against us could cause us to incur substantial liabilities and could limit our commercialization of our products.
Risks Related to Ownership of Our Common Stock.
•	The price of our common stock may be volatile or may decline regardless of our operating performance, and you may lose all or part of your investment.
•	We have broad discretion in the use of working capital and may not use it effectively or in ways that increase our share price.
•	Related party transactions that create conflicts of interest, or the appearances of conflicts of interest, may harm our business and cause our stock price to decline.
•
The concentration of our stock ownership will likely limit your ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

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Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

•
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Corporate Information
We were incorporated in Delaware in September 2007. Our principal executive offices are located at 505 S. Friendswood Drive, Suite 401, Friendswood, Texas 77546 and our telephone number is (866) 788-9007. Our corporate website address is www.CastleBiosciences.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider information on our website as part of this prospectus.

The Offering
Common Stock Offered by the Selling Stockholders
1,282,045 shares of common stock.
Terms of the Offering
Each selling stockholder will determine when and how it will sell the Resale Shares offered in this prospectus, as described in the section entitled “Plan of Distribution” beginning on page 14 of this prospectus.
Use of Proceeds
We will not receive any proceeds from the sale of the Resale Shares covered by this prospectus.
Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully review and consider the section entitled “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq Global Market Symbol
“CSTL.”
The selling stockholders identified in this prospectus may offer and sell from time to time the Resale Shares, consisting of (i) the Closing Shares, (ii) the Escrow Shares and (iii) the Earnout Shares. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the Resale Shares. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders. Pursuant to the Merger Agreement, we agreed to file the registration statement to which this prospectus forms a part to register the Resale Shares. Additional information with respect to the Merger Agreement is contained in this prospectus under the heading “Selling Stockholders,” in our Current Report on Form 8-K filed with the SEC on April 4, 2022 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022.
When we refer to the selling stockholders in this prospectus, we are referring to the individuals or entities named in this prospectus as the selling stockholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022, which is incorporated by reference into this prospectus in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains, and the documents incorporated by reference herein and any applicable prospectus supplement may contain, forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.
Forward-looking statements in this prospectus or incorporated herein by reference include, but are not limited to, statements about:
•	estimates of our total addressable market, future revenue, expenses, capital requirements and our needs for additional financing;
•	expectations with respect to reimbursement for our products, including third-party payor reimbursement and coverage decisions;
•	anticipated cost, timing and success of our product candidates, and our plans to research, develop and commercialize new tests;
•	the impact of the COVID-19 pandemic on our business;
•	our ability to obtain funding for our operations, including funding necessary to complete the expansion of our operations and development of our pipeline products;
•	the implementation of our business model and strategic plans for our products, technologies and business;
•	expectations with respect to acquisitions of businesses, assets, products or technologies;
•	our ability to manage and grow our business by expanding our sales to existing customers or introducing our products to new customers;
•	our ability to develop and maintain sales and marketing capabilities;
•	regulatory developments in the United States and foreign countries;
•	the performance of our third-party suppliers;
•	the success of competing diagnostic products that are or become available;
•	our ability to attract and retain key personnel; and
•
our expectations regarding our ability to obtain and maintain intellectual property protection for our products and our ability to operate our business without infringing on the intellectual property rights of others.

In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would” or the negative or plural of those terms, and similar expressions intended to convey uncertainty of future events or outcomes, although not all forward-looking statements contain these words.
You should read this prospectus, the registration statement of which this prospectus is a part, the documents incorporated by reference herein, and any applicable prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.

SELLING STOCKHOLDERS
We are registering the potential resale from time to time of the Resale Shares by the selling stockholders named in the table below, consisting of (i) the Closing Shares, (ii) the Escrow Shares, if issued to the selling stockholders, and (iii) the Earnout Shares, if issued to the selling stockholders.
On April 26, 2022, we completed our acquisition of AltheaDx. Pursuant to the Merger Agreement, we paid upfront consideration of approximately $32.5 million in cash and approximately $32.5 million in shares of our common stock (compromised of the Closing Shares and Escrow Shares). We also agreed to pay up to an additional $75.0 million (50% in cash and 50% in shares of our common stock), contingent upon the achievement of certain commercial and regulatory milestone events relating to the years ending December 31, 2022, 2023 and 2024. The purchase price is subject to customary working capital and other adjustments.
The Closing Shares are currently issued and outstanding in the name of the selling stockholders, and the Escrow Shares are currently issued and outstanding in the name of PNC. The Escrow Shares have been deposited into an escrow account maintained by PNC for our benefit, and will only be released to the selling stockholders upon the delivery of joint written instructions by us and the Securityholders’ Agent pursuant to the escrow agreement. The Earnout Shares have not been earned or issued as of the date of this prospectus, and may never be issued.
The number of shares of our common stock covered by this prospectus represents an assumed maximum number of shares that may be offered from time to time pursuant to this prospectus, inclusive of the Closing Shares, the Escrow Shares and the Earnout Shares. For purposes of this prospectus, we have assumed that all commercial and regulatory milestone events contemplated under the Merger Agreement will be achieved, such that the maximum milestone payments to the selling stockholders will be triggered, and that we will pay the selling stockholders the full amount of the portion of the milestone payments payable as Earnout Shares.
The actual number of Escrow Shares that may be issued to the selling stockholders, if any, could be materially less than the number of shares covered by this prospectus to the extent that some or all of the Escrow Shares are forfeited to satisfy claims for indemnification pursuant to the Merger Agreement. The actual number of Earnout Shares issued, if any, to the selling stockholders identified in this prospectus could be materially less than the number of shares covered by this prospectus and depends on (i) whether and to what extent the applicable future milestone events are achieved, (ii) the stock price used to determine the actual number of Earnout Shares payable upon the achievement of each milestone event and (iii) a limitation in the Merger Agreement which provides that the number of shares issuable as consideration pursuant to the Merger Agreement may not exceed 4.99% of the number of outstanding shares of our common stock as of the date of the Merger Agreement. In the event a number of shares in excess of this 4.99% limit would otherwise be issuable as consideration pursuant to the Merger Agreement, each selling stockholder will receive a pro rata reduction of their portion of the Earnout Shares. This presentation is not an indication or prediction of whether any of the future milestone events will be achieved, the future market price of our common stock or the number of Earnout Shares actually issued.
Our registration obligations under the Merger Agreement cover all of the Resale Shares issued and issuable to the selling stockholders pursuant to the Merger Agreement, and will continue in effect until April 26, 2025, or such earlier time as all shares covered by this prospectus (i) have been sold pursuant to this registration statement or otherwise; (ii) may be transferred under Rule 144 of the Securities Act or another similar exemption under the Securities Act without manner of sale or volume restrictions; or (iii) cease to be outstanding.
The table below sets forth the maximum number of Resale Shares that the selling stockholders may offer pursuant to this prospectus, as well as the selling stockholders’ beneficial ownership of our common stock prior to and following the sale of the Resale Shares. Beneficial ownership of our common stock prior to the offering of the shares covered by this prospectus includes shares of common stock held by the selling stockholders as of May 27, 2022, including (i) the Closing Shares but excluding the Escrow Shares and the Earnout Shares, which have not been issued to the selling stockholders as of the date of this prospectus and may never be issued to the selling stockholders, as well as (ii) shares of common stock which the selling stockholders have the right to acquire within 60 days after such date. The maximum number of shares offered under this prospectus gives effect to the assumptions disclosed above, and therefore assumes that the full number of Escrow Shares and Earnout Shares will be released or issued to the selling stockholders and offered hereunder. The number of shares beneficially owned after the offering assumes the sale of the full number of the maximum number of shares offered under this prospectus, and no further acquisitions of shares of our common stock by the selling stockholders. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.
The names of the selling stockholders and information about their holdings and the offering are set forth below. The names of any additional selling stockholders and information about their holdings and any offering of such shares by them will be set forth in one or more supplements to this prospectus.
All information with respect to the selling stockholders, including the names of the selling stockholders, the nature of any position, office or other material relationship, if any, which the selling stockholders have had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the selling stockholders before and after this offering, was furnished to us by or on behalf of the selling stockholders. The percentages of shares owned after the offering are based on 26,284,892 shares of our common stock outstanding as of May 27, 2022.
The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Maximum Number of Shares Offered	Shares Beneficially Owned After Offering
			Number	Percent
ABG II-ADX Limited(1)	20,592	37,811	—	*
ABG Innovation-ADX Limited(2)	33,626	61,235	—	*
Joshua Albers(3)	10,867(4)	926	10,357	*
Alma Life Sciences LLC(5)	101,323(6)	155,127	16,201	*
Bahner Izzo Family Trust(7)	51,034(8)	3,690	48,993	*
John A. Berol	21,727	39,621	—	*
BioBrit, LLC(9)	184,766(10)	101,012	128,950	*
James D Braxton(11)	25,681(12)	1,110	25,069	*
David Nikodem	15,460	33,538	—	*
Edgar Berner LLC(13)	11,040	20,179	—	*
Matthew Kent Falk(14)	25,802(15)	2,585	24,373	*
Feng Cao	11,427	24,752	—	*
GC&H Investments, L.P.(16)	2,316	4,184	—	*
GC&H Investments(16)	606	1,116	—	*
Harmonic Grace Limited(17)	85,803	156,800	—	*
Clare Elizabeth Johnson(18)	53,191(19)	3,690	51,150	*
Jumbo Sign Limited(20)	83,341(21)	14,748	75,175	*
Thang Le(22)	12,259(23)	926	11,749	*
Derek and Sharon Maetzold(24)	1,078,238(25)	36,863	1,057,822	4.02%
John Derek Maetzold(26)	26,401(27)	1,478	25,585	*
Peter Maetzold(28)	18,343(29)	926	17,833	*
Jason Musgrove(30)	10,984(31)	373	10,780	*
Michael and Kristen Oelschlager(32)	185,380(33)	11,061	179,256	*
Parodocs Trust(34)	14,130	741	13,722	*
Beau and Trisha Poteet(35)	74,806(36)	3,690	72,765	*
Senvest Capital Inc.(37)	22,097	40,321	—	*
Spiess Family Trust(38)	47,463(39)	14,748	39,297	*
Franklin Stokes(40)	103,534(41)	1,847	102,514	*
Thomas Sullivan	29,062(42)	5,533	26,000	*
The Peierls Foundation, Inc.(43)	26,209	47,322	—	*
The Peierls Bypass Trust(44)	571	1,036	—	*
UD E.F. Peierls for Brian E. Peierls Trust(44)	1,427	2,582	—	*
UD E.F. Peierls for E. Jeffrey Peierls Trust(44)	1,427	2,582	—	*

Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Maximum Number of Shares Offered	Shares Beneficially Owned After Offering
			Number	Percent
UD E.S. Peierls for E.F. Peierls et al Trust(44)	899	1,628	—	*
UD Ethel F. Peierls Charitable Lead Trust(44)	2,001	3,618	—	*
UD J.N. Peierls for Brian Eliot Peierls Trust(44)	1,634	2,955	—	*
UD J.N. Peierls for E. Jeffrey Peierls Trust(44)	1,634	2,955	—	*
UW E.S. Peierls for Brian E. Peierls – Accumulation Trust(44)	1,020	1,847	—	*
UW E.S. Peierls for E. Jeffrey Peierls – Accumulation Trust(44)	735	1,332	—	*
UW J.N. Peierls for Brian E. Peierls Trust(44)	1,634	2,955	—	*
UW J.N. Peierls for E. Jeffrey Peierls Trust(44)	1,634	2,955	—	*
Tobin W and Susan M Juvenal Family Revocable Trust(45)	87,300(46)	3,690	85,259	*
Allysa Michele Topel(47)	7,246(48)	373	7,042	*
Jeffrey Kent Wilkinson(49)	23,377(50)	1,847	22,357	*
WuXi Healthcare Ventures II, L.P.(51)	72,613	132,697	—	*
WuXi PharmaTech Healthcare Fund I L.P.(52)	71,490	130,646	—	*
Other Selling Stockholders (as a group)(53)	268,131	158,394	180,985	*
Total	2,932,281	1,282,045	2,233,234	8.50%
*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
Except as discussed above, neither the selling stockholders nor any persons having control over such selling stockholders have held any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares of common stock or other securities.
(1)	Fan Yu holds has sole voting and investment control over the Resale Shares registered for resale by ABG II-ADX Limited.
(2)	Fan Yu holds has sole voting and investment control over the Resale Shares registered for resale by ABG Innovation-ADX Limited.
(3)	Joshua Albers currently serves as our Associate Director of Information Technology.
(4)	Includes (i) 510 Closing Shares and (ii) 6,689 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(5)	Francois H. Ferré, has sole voting and investment control over the Resale Shares being registered for resale by Alma Life Sciences LLC.
(6)	Includes 85,122 Closing Shares.
(7)
Alice Bahner Izzo, as Trustee of the Bahner Izzo Family Trust (the “Izzo Trust”), has sole voting and investment control over the Resale Shares registered for resale by the Izzo Trust. Ms. Izzo currently serves as our Senior Vice President, Marketing.

(8)	Includes (i) 2,041 Closing Shares and (ii) 44,669 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(9)
Daniel Bradbury, as Managing Member of BioBrit, LLC (“BioBrit”), has sole voting and investment control over the Resale Shares being registered for resale by BioBrit. Mr. Bradbury currently serves as a member of our board of directors and as the Chairperson of our board of directors.

(10)	Includes 55,816 Closing Shares.
(11)	James Donnell Braxton currently serves as our Vice President of Medical Affairs.
(12)	Includes (i) 612 Closing Shares and (ii) 14,410 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(13)	Edgar Berner has sole voting and investment control over the Resale Shares being registered for resale by Edgar Berner LLC.
(14)	Matthew Kent Falk currently holds a position with us as a Senior Regional Business Director.
(15)	Includes (i) 1,429 Closing Shares and (ii) 6,253 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(16)
Jordan Silber, Peter Werner, Mark Tanoury, Kenneth Guernsey and Derek Colla, the Managing Members of GC&H Investments, L.P. and GC&H Investments (the “GC&H Funds”), have shared voting and investment control over the Resale Shares being registered for resale by the GC&H Funds.

(17)
Lu Hong Goh and Hoi Hin William Chan, as Directors of Harmonic Grace Limited (“Harmonic Grace”), have shared voting and investment control over the Resale Shares being registered for resale by Harmonic Grace.

(18)	Clare Elizabeth Johnson currently serves as our Vice President, Clinical Research.
(19)	Includes (i) 2,041 Closing Shares and (ii) 32,556 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.

(20)	John Timothy Rucquoi-berger, as Managing Director of Jumbo Sign Limited (“Jumbo Sign”), has sole voting and investment control over the Resale Shares being registered for resale by Jumbo Sign.
(21)	Includes 8,166 Closing Shares.
(22)	Thang Le currently holds a position with us as a Clinical Laboratory Manager.
(23)	Includes (i) 510 Closing Shares and (ii) 11,749 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(24)
Derek J. Maetzold currently serves as our President, Chief Executive Officer and as a member of our board of directors. Derek Maetzold and Sharon Maetzold have shared voting and investment control over the Resale Shares being registered for resale by Derek and Sharon Maetzold.

(25)	Includes (i) 20,416 Closing Shares and (ii) 336,883 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(26)	John Maetzold currently holds a position with us as a Senior Regional Business Director.
(27)	Includes (i) 816 Closing Shares and (ii) 10,954 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(28)	Peter Maetzold currently holds a position with us as a Program Manager.
(29)	Includes (i) 510 Closing Shares and (ii) 11,845 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(30)	Jason Musgrove currently holds a position with us as a Regional Business Director.
(31)	Includes (i) 204 Closing Shares and (ii) 9,805 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(32)
Michael W. Oelschlager and Kristen Oelschlager have shared voting and investment control over the Resale Shares being registered for resale by Michael and Kristen Oelschlager. Ms. Oelschlager currently serves as our Chief Operating Officer.

(33)	Includes (i) 6,124 Closing Shares and (ii) 80,075 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(34)
Sherri Borman and Clint Borman, as Trustees of the Parodocs Trust, have shared voting and investment control over the Resale Shares being registered for resale by the Parodocs Trust. Dr. Sherri Borman currently serves as our Executive Laboratory Director.

(35)
Trisha Marie Poteet and Beau Poteet have shared voting and investment control over the Resale Shares being registered for resale by Beau and Trisha Poteet. Ms. Poteet currently serves as our Vice President, Clinical Services.

(36)	Includes (i) 2,041 Closing Shares and (ii) 26,762 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(37)	George Malikotsis, as Chief Financial Officer of Senvest Capital Inc. (“Senvest”), has sole voting and investment control over the Resale Shares being registered for resale by Senvest.
(38)
Bernhard Erwin Spiess, as Trustee of the Spiess Family Trust (the “Spiess Trust”), has sole voting and investment control over the Resale Shares being registered for resale by the Spiess Trust. Mr. Spiess served as our Chief Business Officer until December 31, 2021.

(39)	Includes 8,166 Closing Shares.
(40)	Franklin Stokes currently serves as our Chief Financial Officer.
(41)	Includes (i) 1,020 Closing Shares and (ii) 90,853 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(42)	Includes 3,062 Closing Shares.
(43)
E. Jeffrey Peierls and Brian E. Peierls, in their capacity as officers of The Peierls Foundation, Inc. (the “Peierls Foundation”), have shared voting and investment control over the Resale Shares being registered for resale by the Peierls Foundation.

(44)
The Northern Trust Company of Delaware (“Northern Trust”) serves as the sole corporate trustee of each of (i) The Peierls Bypass Trust; (ii) UD E.F. Peierls for Brian E. Peierls Trust; (iii) UD E.F. Peierls for E. Jeffrey Peierls Trust; (iv) UD E.S. Peierls for E.F. Peierls et al Trust; (v) UD Ethel F. Peierls Charitable Lead Trust; (vi) UD J.N. Peierls for Brian Eliot Peierls Trust; (vii) UD J.N. Peierls for E. Jeffrey Peierls Trust; (viii) UW E.S. Peierls for Brian E. Peierls – Accumulation Trust; (ix) UW E.S. Peierls for E. Jeffrey Peierls – Accumulation Trust; (x) UW J.N. Peierls for Brian E. Peierls Trust; and (xi) UW J.N. Peierls for E. Jeffrey Peierls Trust (collectively, the “Peierls Trusts”). Josh Fishman, as Trust Officer of Northern Trust, has sole voting and investment control over the Resale Shares being registered for resale by the Peierls Trusts.

(45)
Tobin W. Juvenal and Susan M. Juvenal, as Trustees of the Tobin W and Susan M Juvenal Family Revocable Trust (the “Juvenal Trust”), have shared voting and investment control over the Resale Shares being registered for resale by the Juvenal Trust. Mr. Juvenal currently serves as our Chief Commercial Officer.

(46)	Includes (i) 2,041 Closing Shares and (ii) 82,140 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(47)	Allysa Michele Topel currently holds a position with us as a Manager of Clinical Services.
(48)	Includes (i) 204 Closing Shares and (ii) 5,131 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(49)	Jeffrey Kent Wilkinson currently serves as our Senior Technical Director.
(50)	Consists of (i) 1,020 Closing Shares and (ii) 10,806 shares of common stock issuable upon the vesting of restricted stock units or the exercise of stock options within 60 days of May 27, 2022.
(51)	Wei Li, as Managing Director of WuXi Healthcare Ventures II, L.P. (“WuXi Healthcare”), has sole voting and investment control over the Resale Shares being registered for resale by WuXi Healthcare.

(52)
WuXi PharmaTech Investments (Cayman) Inc. (“WuXi Cayman”) is the sole general partner of WuXi PharmaTech Fund I General Partner L.P., which is the sole general partner of WuXi PharmaTech Healthcare Fund I L.P. (“WuXi PharmaTech”). Ge Li, Edward Hu, Ning Zhao and Zhaohui Zhang, as members of the board of directors of WuXi Cayman, hold shared voting and investment control over the Resale Shares being registered for resale by WuXi PharmaTech.

(53)
Represents shares held by all other selling stockholders not listed above who beneficially own, as a group, less than 1% of our common stock outstanding prior to this offering. Certain of the selling stockholders are employees of the Company.

Except as discussed above, neither the selling stockholders nor any persons having control over such sellingstockholders have held any position, office or other material relationship with us or any of our predecessors or affiliateswithin the past three years, other than as a result of the ownership of our shares of common stock or other securities.

PLAN OF DISTRIBUTION
The selling stockholders may sell all or a portion of the Resale Shares offered by this prospectus. The selling stockholders, including their donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. To the extent any of the selling stockholders gift, pledge, grant a security interest in, or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling stockholders under this prospectus if and when necessary or required.
The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. They may use any one or more of the following methods when disposing of shares or interests therein:
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	“at the market” or through market makers or into an existing market for the shares;
•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;
•	through agreements with broker-dealers and the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The aggregate proceeds to the selling stockholders from the sale of any Resale Shares offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. We will bear all fees and expenses incident to our obligation to register the Resale Shares.
The selling stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.
The selling stockholders and any broker-dealers that act in connection with the sale of securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. In the event that any selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. To our knowledge and based upon information we received from the selling stockholders, each selling stockholder that is affiliated with a broker-dealer acquired the shares of common stock being registered hereunder in the ordinary course of business, and, at the time such selling stockholder acquired the shares being registered hereunder, such selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute such shares. To our knowledge, none of the selling stockholders received any shares as underwriting compensation.
To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To comply with the securities laws of some states, if applicable, the Resale Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling stockholders and their affiliates. These rules may limit the timing of purchases and sales of the shares by such selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
There can be no assurance that any selling stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.
We have agreed with the selling stockholders to use our commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to be continuously effective and usable until April 26, 2025, or such earlier time as all Resale Shares covered by this prospectus (i) have been sold pursuant to the registration statement or otherwise; (ii) may be transferred under Rule 144 of the Securities Act or another similar exemption under the Securities Act without manner of sale or volume restrictions; or (iii) cease to be outstanding.

LEGAL MATTERS
The validity of the common stock being offered by this prospectus will be passed upon for us by Cooley LLP. As of the date of this prospectus, GC&H Investments and GC&H Investments, L.P., entities consisting of current and former partners and associates of Cooley LLP, beneficially own 606 and 2,316 shares of our common stock, respectively.
EXPERTS
The consolidated financial statements of Castle Biosciences, Inc. as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The audit report on the effectiveness of internal control over financial reporting as of December 31, 2021, contains an explanatory paragraph that states the Company acquired Cernostics, Inc. during 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, Cernostics, Inc.’s internal control over financial reporting associated with 13% of total assets and 0% of total revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Cernostics, Inc.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of an automatic registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet, free of charge, at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www.CastleBiosciences.com. The reference to our website does not constitute incorporation by reference of the information contained in our website, and any information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein. The inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus prior to the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), filed with the SEC on April 21, 2022;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 9, 2022;
•
our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on December 6, 2021 (as amended on January 14, 2022), January 5, 2022, March 17, 2022, April 4, 2022, April 7, 2022, May 2, 2022 and June 3, 2022; and

•
the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on July 15, 2019, including any amendments or reports filed for the purpose of updating such description, including any amendment or report filed for the purpose of updating such description, including any amendment or report filed for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 10, 2020.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Castle Biosciences, Inc. at 505 S. Friendswood Drive, Suite 401, Friendswood, Texas 77546, or by telephone at (866) 788-9007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, payable in connection with the offering of common stock being registered. All amounts are estimates except the registration fee.
Amount to Be Paid
SEC registration fee	$2,616
Legal fees and expenses	$50,000
Accounting fees and expenses	$35,000
Printing and miscellaneous	$15,000
Total	$102,616
Item 15.	Indemnification of Directors and Officers
We are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.
Our amended and restated certificate of incorporation and amended and restated bylaws, respectively, provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.
Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
As permitted by the DGCL, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of us or any of our affiliated enterprises. Under these agreements, we are not required to provide indemnification for certain matters, including:
•	indemnification beyond that permitted by the DGCL;
•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;
•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock;
•
indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

•
indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

•	indemnification for settlements the director or officer enters into without our consent; or
•	indemnification in violation of any undertaking required by the Securities Act, or in any registration statement filed by us.
The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.
Pursuant to any underwriting agreement we may enter, the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits
Exhibit Number	Description
2.1*+
Agreement and Plan of Merger, dated April 4, 2022, by and among the Company, Acorn Merger Sub, Inc., AltheaDx, Inc. and Fortis Advisors LLC (incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2022).

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 29, 2019).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on July 29, 2019).

4.1	Reference is made to Exhibits 3.1 and 3.2 above.

4.2
Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-232369), as amended, originally filed with the SEC on June 26, 2019).

4.3
Sixth Amended and Restated Investors’ Rights Agreement, dated July 12, 2019, by and among the Company and certain of its stockholders (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 (File No. 333-232369), as amended, originally filed with the SEC on June 26, 2019).

5.1	Opinion of Cooley LLP.

23.1	Consent of KPMG LLP.

23.3	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table.
*
Pursuant to Item 601(b)(2) of Regulation S-K, certain portions of this exhibit have been omitted (indicated by “[***]”) because the Company has determined that the information is not material and is the type that the Company treats as private or confidential. In addition, certain schedules and exhibits to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, for any schedule or exhibit so furnished.

+
Schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

Item 17.	Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Friendswood, State of Texas, on June 3, 2022.
CASTLE BIOSCIENCES, INC.

By:	/s/ Derek J. Maetzold
Derek J. Maetzold President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Derek J. Maetzold and Frank Stokes, and each of them, as his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Derek J. Maetzold	President, Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2022
Derek J. Maetzold

/s/ Frank Stokes	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2022
Frank Stokes

/s/ Daniel M. Bradbury	Director	June 3, 2022
Daniel M. Bradbury

/s/ Mara G. Aspinall	Director	June 3, 2022
Mara G. Aspinall

/s/ Kimberlee S. Caple	Director	June 3, 2022
Kimberlee S. Caple

/s/ G. Bradley Cole	Director	June 3, 2022
G. Bradley Cole

/s/ Ellen Goldberg	Director	June 3, 2022
Ellen Goldberg

/s/ Miles D. Harrison	Director	June 3, 2022
Miles D. Harrison

/s/ Tiffany P. Olson	Director	June 3, 2022
Tiffany P. Olson